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                                                                   EXHIBIT 23.02

              INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     As previously disclosed in the Company's Form 8-K filed on August 19, 2002, the Company replaced Arthur Andersen LLP as its independent public accountants and announced that the Company had appointed Wolf & Company, P.C. as its independent auditors.

     The Company did not obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated February 4, 2002 (except for the matters discussed in Note 11, as to which the date was February 27, 2002).

     The absence of this consent may limit recovery against Arthur Andersen LLP under Section 11 of the Securities Act of 1933, as amended. In addition, as a practical matter, the ability of Andersen to satisfy any claims (including claims arising from Arthur Andersen LLP's provision of auditing and other services to the Company and Arthur Andersen LLP's other clients) may be limited due to recent events regarding Arthur Andersen LLP, including without limitation its conviction on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp.